SELIGMAN COMMON STOCK FUND, INC.
NSAR - Item 77C

PROXY RESULTS
Seligman Common Stock Fund Shareholders voted on the following  proposals at the
Special  Meeting of  Shareholders  held on December 12, 1995,  in New York,  New
York.  Each Director was elected,  and all other  proposals were  approved.  The description of each proposal and number of shares voted are as follows:
                                 FOR            AGAINST       NON-VOTE
                                 ---            -------       --------
Election of Directors:
   Fred E. Brown             28,157,098       1,034,406       14,971,714
   John R. Galvin            28,089,418       1,100,772       14,971,727
   Alice S. Ilchman          28,194,188         997,495       14,971,707
   Frank A. McPherson        28,078,655       1,105,623       14,971,727
   John E. Merow             28,216,081         977,206       14,971,704
   Betsy S. Michel           28,223,844         967,775       14,971,701
   William C. Morris         28,195,810         997,478       14,971,702
   James C. Pitney           28,065,410       1,127,877       14,971,703
   James Q. Riordan          28,150,338       1,034,742       14,971,712
   Ronald T. Schroeder       28,214,374         978,917       14,971,700
   Robert L. Shafer          28,209,518         983,601       14,971,699
   James N. Whitson          28,212,565         979,056       14,971,699
   Brian T. Zino             28,212,981         978,709       14,971,700
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                                                                 FOR          AGAINST        ABSTAIN       NON-VOTE
                                                               -----       ----------     ----------   ------------
Ratification of Deloitte & Touche LLP as independent auditors:27,869,116       275,803      1,048,373     14,971,698
Approval of amendment to the Management Agreement to
   increase management fee payable by the Fund:               20,614,579     6,894,426      1,684,288     14,971,698
Approval of amendment to the Subadvisory Agreement to
   increase the subadvisory fee payable by J. & W. Seligman
   & Co. Incorporated:                                        20,754,669     6,652,279      1,786,345     14,971,697
Approval of amendment of Fund's fundamental investment
   policy to increase the amount that may be borrowed to 15%
   of the market value of the Fund's total assets:            23,212,314     4,400,446      1,580,531     14,971,699
Approval of amendment of Fund's fundamental investment
   policy to permit mortgaging or pledging of its assets:     22,990,944     4,394,990      1,811,358     14,987,698
Approval of amendment of Fund's fundamental investment
   policy with respect to investment in real estate investment
   trusts:                                                    24,513,910     3,123,350      1,556,033     14,971,698
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